EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY PARTNERS WITH
THE SALVATION ARMY TO SERVE THANKSGIVING DAY DINNER
The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation
Hosts Fifth Annual Thanksgiving Day Feast

FOR IMMEDIATE RELEASE	CONTACT: HOWARD GORDON
(818) 871-3014

Calabasas Hills, CA – November 24, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that its foundation hosted the fifth annual Thanksgiving Day Feast at eight Salvation Army centers across the U.S.  The Cheesecake Factory Incorporated, along with its vendors, underwrote the event to serve a complete Thanksgiving dinner, including the Company’s signature holiday pumpkin cheesecake.  Employees, friends and families of the Company served over 3,700 meals in Los Angeles, California; San Francisco, California; Ft. Lauderdale, Florida; Miami, Florida; Chicago, Illinois; Boston, Massachusetts; Houston, Texas; and Washington, D.C.

“Thanks go to all of our vendors for their generosity and to our volunteers who gave their time and energy on Thanksgiving Day to give back to their local communities,” said David Overton, Chairman and CEO of The Cheesecake Factory Incorporated.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 118 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name. For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

About The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation

The Cheesecake Factory Oscar & Evelyn Overton Foundation was founded in 2001 as a channel for The Cheesecake Factory’s ongoing philanthropic efforts.  The foundation also provides the Company’s staff members with opportunities to collectively contribute time and money to their respective communities.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100